Exhibit 10.1

CARGURUS, INC.

ANNUAL INCENTIVE PLAN

I.    Purpose. The purpose of the CarGurus, Inc. Annual Incentive Plan (the “Plan”) is to provide a means whereby CarGurus, Inc. (the “Company”) may provide incentive compensation to its eligible employees to serve as an incentive for employee performance and retention. The Plan is effective as of January 1, 2018.

II.    Definitions. Whenever used in this Plan, the following terms will have the respective meanings set forth below:

2.1    “Board” means the board of directors of the Company.

2.2    “Code” means the Internal Revenue Code of 1986, as amended.

2.3    “Committee” means the Compensation Committee of the Board.

2.4    “Company” means CarGurus, Inc. or any successor thereto.

2.5    “Employer” means the Company and its Subsidiaries.

2.6    “Participant” means an eligible employee or other individual who provides services to the Company or its Subsidiaries and who is described in Section III as a participant in the Plan.

2.7    “Performance Goals” shall mean performance goals based on one or more of the following criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; bookings; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and initiatives and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); individual achievements; measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria consistent with the foregoing. Performance goals applicable to an annual incentive award shall be determined by the Plan Administrator and may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, Subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices. Performance goals may be adjusted for certain events to be determined by the Plan Administrator, including but not limited to: (i) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent or non-recurring charges or events, (ii) asset write-downs, (iii) significant litigation or claim judgments or settlements, (iv) acquisitions or divestitures, (v) any reorganization or change in the corporate structure or capital structure of the Company, (vi) an event either not directly related to the operations of the Company, subsidiary, division, business segment or business unit or not within the reasonable control of management, (vii) foreign exchange gains and losses, (viii) a change in the fiscal year of the Company, (ix) the cumulative effects of tax or accounting changes in accordance with GAAP, or (x) the effect of changes in other laws or regulatory rules affecting reported results.

2.8    “Plan” means this CarGurus, Inc. Annual Incentive Plan, as in effect from time to time.

2.9    “Plan Administrator” means, (a) with respect to executive officers, the Committee and (b) with respect to all other employees, the Chief Executive Officer of the Company.

2.10    “Subsidiary” means any corporation or partnership, at least 20% of the outstanding voting stock, voting power or partnership interest of which is owned, directly or indirectly, by the Company.

III.    Participation. All salaried employees of the Company and its Subsidiaries shall be eligible to participate in the Plan for each fiscal year. The Company’s fiscal year begins on January 1.

IV.    Annual Incentive Award.

4.1    Target Incentive Award. At the beginning of each fiscal year, the Plan Administrator shall establish target incentive awards as a percentage of each Participant’s base salary for the fiscal year or a specified dollar amount. Each Participant shall be eligible to receive an annual incentive award for the fiscal year based on the achievement of business and financial Performance Goals, and the Participant’s individual Performance Goals, if applicable, during the fiscal year. The amount actually paid to a Participant may be more or less than the target incentive award amount, depending on the extent to which the Performance Goals are satisfied.

4.2    Performance Goals.

(a)    Business and Financial Goals. At the beginning of each fiscal year, the Plan Administrator shall establish the applicable business and financial Performance Goals for the fiscal year, which goals may be adjusted throughout the fiscal year at the Plan Administrator’s discretion.

(b)    Individual Goals. The Plan Administrator shall determine which Participants shall have individual Performance Goals as part of their incentive award calculation. At the beginning of each fiscal year, the Plan Administrator shall establish each Participant’s individual Performance Goals for the year, if applicable.

(c)    Weighting. At the time the Plan Administrator establishes Performance Goals for each fiscal year, the Plan Administrator will determine the weighting for each Participant with respect to the business and financial goals and the individual goals. The weighting of the types of goals need not be uniform as to all Participants.

4.3    Approval of Award Incentive Award Payments.

(a)    At the end of the fiscal year, the Plan Administrator shall determine the amount of each Participant’s incentive award, if any, based on the achievement of the business and financial Performance Goals and, if applicable, the achievement of the individual Performance Goals, including without limitation, the Participant’s contribution to the satisfaction of the business and financial Performance Goals. The Plan Administrator shall have sole discretion to determine whether and to what extent the Performance Goals have been met and the amount of incentive awards to be paid. The Plan Administrator may adjust the performance results for extraordinary items or other events, as the Plan Administrator deems appropriate.

(b)    If the threshold level of business and financial performance is not achieved, no incentive awards will be paid.

(c)    A Participant has no contractual right to an annual incentive award. The Committee has discretion to determine whether a Participant will receive an annual incentive award and has discretion to determine the amount of the annual incentive award, if any.

4.4    Newly Hired Employees, Promotions and Transfers. Employees who are newly hired or who are promoted or transferred into a position eligible to participate in the Plan during the fiscal year may be eligible to receive a prorated incentive award calculated in whole months based on the relative time spent in the eligible position during the fiscal year, as determined by the Plan Administrator. If a Participant is transferred to an affiliate of the Company (or into a position with a different annual incentive award target percentage) during the fiscal year, the Participant’s Performance Goals may be adjusted to reflect the change in Employer or position. If a Participant is transferred into a position that is not eligible to participate in the Plan during the fiscal year, the Participant may be eligible to receive a prorated award calculated in whole months based on the relative time spent in the eligible position during the fiscal year, as determined by the Plan Administrator.

4.5    Payment of Annual Incentive Award. Each annual incentive award for a fiscal year, if any, shall be paid in cash to the Participant in a single lump sum payment between January 1 and March 15 of the calendar year following the end of the fiscal year.

4.6    Withholding Tax. Each Employer shall withhold from each annual incentive award payment an amount sufficient to satisfy all federal, state and local tax withholding requirements relating to the incentive award.

V.    Termination of Employment. Except as provided below, a Participant must be employed by the Employer on the date that the annual incentive award is paid in order to receive an annual incentive award for the year. If a Participant’s employment terminates on account of retirement, death or disability, or as otherwise determined by the Plan Administrator, the Plan Administrator may determine in its sole discretion that a pro rata portion of the Participant’s award for the year will be paid, based on achievement of the Performance Goals. The pro-rated annual incentive award, if any, shall be paid as described in Section 4.5.

VI.    Administration. The Plan Administrator administers the Plan. The Plan Administrator shall have full power and discretionary authority to interpret and administer the Plan, to make all determinations, including all participation and annual incentive award determinations, and to prescribe, amend and rescind any rules, forms or procedures as the Plan Administrator deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and take such other actions as the Plan Administrator deems necessary or advisable in carrying out its duties under the Plan. Any action required of the Plan Administrator under the Plan shall be made in the Plan Administrator’s sole discretion and not in a fiduciary capacity. All decisions and determinations by the Plan Administrator shall be final, conclusive and binding on the Company, the Participants, and any other persons having or claiming an interest hereunder. All annual incentive awards shall be awarded conditional upon the Participant’s acknowledgement, by continuing in employment with the Employer, that all decisions and determinations of the Plan Administrator shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in such incentive award.

VII.    General Provisions.

7.1    Transferability. No incentive award under this Plan shall be transferred, assigned, pledged or encumbered by the Participant or subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. In the event of a Participant’s death, any amounts payable under this Plan, as determined by the Plan Administrator, shall be paid to the Participant’s estate.

7.2    Unfunded Arrangement. The Plan is an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. Each Participant’s right to receive an annual incentive award shall be no greater than the right of an unsecured general creditor of the

Employer. All incentive awards shall be paid from the general funds of the Employer, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of incentive awards.

7.3    No Rights to Employment. Nothing in the Plan, and no action taken pursuant hereto, shall confer upon a Participant the right to continue in the employ of the Employer, or affect the right of the Employer to terminate a Participant’s employment at any time for cause or for no cause whatsoever.

7.4    Clawback and Recoupment Policies. All incentive awards paid under this Plan are subject to the terms of any clawback or recoupment policies approved by the Board or Committee that may be applicable to the employees of the Company, as in effect from time to time, whether or not approved before or after the effective date of the Plan.

7.5    Section 409A. The Plan is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Code, in order to avoid application of section 409A to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of section 409A, this Plan shall be administered so that such payments are made in accordance with the requirements of section 409A.

7.6    Termination and Amendment of the Plan. The Board may amend or terminate the Plan at any time.

7.7    Successors. The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.

7.8    Applicable Law. The Plan shall be construed and governed in accordance with the laws of the State of Delaware.

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